EXHIBIT 99.1 – Press release
For Immediate Release
August 13, 2007
Contacts
Brian T. Beckwith, President & CEO
Michael L. DeMarco, Executive Vice President, CFO
(201) 712-0090
Peoples Educational Holdings, Inc. Fiscal Fourth Quarter and Year-End Results
Saddle Brook, New Jersey, August 13, 2007 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its fourth quarter and year-end financial results for the period ended May 31, 2007. Fourth quarter revenue was $9.2 million, up 20% from the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $7.1 million for the quarter, up 17% over the prior year. College Preparation revenue for the quarter was $2.0 million, up 33% from the prior year. Net Income for the quarter was $31,000 or $0.01 per share compared to a net loss of $499,000 or ($0.11) per share in the prior year.
Revenue for the twelve-month period ended May 31, 2007 was $38.7 million compared to $37.0 million for the same period in the prior year and within the guidance provided of $37.0 million to $40.0 million. Revenue from the Test Preparation, Assessment and Instruction product group was $26.0 million for the period, compared to $25.1 million in the prior year. College Preparation revenue was $12.7 million for fiscal 2007, compared to $11.9 million in fiscal 2006. Net loss for the year was $276,000 or ($0.06) per share compared to a loss of $3.0 million or ($0.69) per share in fiscal 2006 and below the guidance we provided of ($0.02) to $0.04 per share. Non-GAAP net loss, which excludes non-recurring costs and adjusts for the difference between prepublication expenditures and amortization was $0.6 million or ($0.14) per share compared to a loss of $4.0 million or ($0.92) per share in fiscal 2006.
Financial Highlights
•	Direct Costs decreased 1.2% percentage points from 42.3% of revenue in fiscal 2006 to 41.1% in fiscal 2007.

•	Administrative expenses for the year ended decreased 4% to $4.8 million.

•	Free cash flow (defined as cash from operations less capital expenditures) improved approximately $3.1 million on a year-over-year basis from a deficit of $7.4 million in fiscal 2006 to a deficit of $4.3 in fiscal 2007.

•	Focused Instruction revenue for the year increased 55% over the prior year due to increased market penetration. In addition, the Company launched its new Focused Instruction product, Keep on Reading-Science.
Business Outlook
Brian T. Beckwith, President and CEO, commented,” While the K-12 instructional materials market has been challenging over the past year, Peoples Education has continued to gain market share by outperforming the market. We are encouraged by our fourth quarter results, which were up significantly over the same period in the prior year.”
“Our newly launched products continue to be well received. We are particularly pleased that our flagship Measuring Up® program was top-ranked by the California Department of Education in the recent $5.5 million adoption opportunity for intervention materials for the high school exit exam. Looking ahead to fiscal 2008, our fundamental business model has been improved through the reengineering process, and we expect to generate significant profits and free cash flow in fiscal year 2008.”

“For fiscal 2008, we are projecting revenue to be between $43 million and $45 million and EPS to be between $0.15 and $0.20 per share. We expect non-GAAP EPS to be between $0.46 and $0.51. In addition we expect positive cash flow to range from $3.5 million to $4.0 million.”
Use of Non-GAAP Financial Measures
Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G. Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures. Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods. The non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.
About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:
Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.
Instruction: The Company produces and sells proprietary state customized print worktexts and print and web-based delivered assessments, for Grades 2-8. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, the Company’s backlist remedial and multicultural products are included in this group.
College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.
The Company’s proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company’s direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.
Forward-Looking Statements
This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company’s ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business and results of operations.
Contacts:
Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (AUDITED)
(In Thousands — Except Shares)

	May 31, 2007	May 31, 2006
ASSETS
Current Assets
Cash	$98	$750
Accounts Receivable Net of Allowances for Doubtful Accounts and Returns	3,961	3,350
Inventory	5,270	3,892
Prepaid Marketing Expenses	638	55
Prepaid Expenses and Other	334	254
Income Taxes Receivable	—	661
Deferred Income Taxes	871	747

Total Current Assets	11,172	9,709

Equipment and Leasehold Improvements — At Cost, Less Accumulated Depreciation of $1,692 and $1,375 in 2007 and 2006, respectively	697	829

Other Assets
Deferred Prepublication Costs, Net	17,180	16,606
Deferred Income Taxes	1,155	1,055
Trademarks, Net	141	126
Prepaid Marketing Expenses	1,036	845
Prepaid Expenses and Other	370	173

Total Other Assets	19,882	18,805

Total Assets	$31,751	$29,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$649	$2,487
Short Term Bank Loan	—	1,000
Accounts Payable	6,304	7,809
Accrued Compensation	547	646
Other Accrued Expenses	327	287
Deferred Revenue	327	258

Total Current Liabilities	8,154	12,487

Long Term Obligations, Less Current Maturities	16,405	9,420

Total Liabilities	24,559	21,907

Commitments and Contingencies

Stockholders’ Equity
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued, 4,441,173 shares, as to both periods	89	89
Additional Paid In Capital	7,875	7,787
Retained Earnings (Accumulated Deficit)	(708)	(432)
Less Treasury stock, 16,232 shares and 1,650, respectively, at cost	(64)	(8)

Total Stockholders’ Equity	7,192	7,436

Total Liabilities and Stockholders’ Equity	$31,751	$29,343

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands — Except EPS)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)

Revenue	$9,182	$7,650	$38,702	$36,987

Cost of Revenue
Direct Costs	3,344	2,582	15,905	15,632
Prepublication Cost Amortization	1,566	1,421	5,955	5,690
Product Line Restructuring Cost	—	—	—	3,931

Total	4,910	4,003	21,860	25,253

Gross Profit	4,272	3,647	16,842	11,734

Selling, General and Administrative Expenses	3,936	4,198	16,161	15,788

Income (Loss) from Operations	336	(551)	681	(4,054)

Other Expenses, Net	21	18	43	76
Interest Expense	348	206	1,129	609

Net Loss Before Income Taxes	(33)	(775)	(491)	(4,739)

Income Tax Benefit	(64)	(276)	(215)	(1,693)

Net Income (Loss)	$31	$(499)	$(276)	$(3,046)

Net Income (Loss) per Common Share
Basic	$0.01	$(0.11)	$(0.06)	$(0.69)
Diluted	$0.01	$(0.11)	$(0.06)	$(0.69)

Weighted-average Number of Common Shares Outstanding
Basic	4,425	4,474	4,429	4,395
Diluted	4,425	4,474	4,429	4,395

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Twelve Months Ended
	May 31,
	2007	2006
	(Audited)	(Unaudited)
Cash Flows From Operating Activities
Net Loss	$(276)	$(3,046)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities
Depreciation	317	327
Amortization of Prepublication Costs and Intangible Assets	5,973	5,693
Product Line Restructuring Costs	—	3,931
Deferred Income Taxes	(224)	(1,864)
Stock-Based Compensation	88	53
Changes in Assets and Liabilities
Accounts Receivable	(611)	(215)
Inventory	(1,378)	(1,726)
Prepaid Expenses and Other	(646)	(598)
Accounts Payable and Accrued Expenses	(1,571)	1,305
Deferred Revenue	69	141
Income Taxes Payable or Refundable	668	150

Net Cash Provided by Operating Activities	2,409	4,151

Cash Flows From Investing Activities
Purchases of Equipment and Leasehold Improvements	(185)	(207)
Expenditures for Intangibles	(33)	(54)
Expenditures for Prepublication Costs	(6,529)	(11,252)

Net Cash Used in Investing Activities	(6,747)	(11,513)

Cash Flows From Financing Activities
Net Borrowings Under Line of Credit	401	3,452
Proceeds from (Payments on) Short Term Bank Loan	(1,000)	1,000
Payment of Debt Issue Costs	(405)	(46)
Net Proceeds from the Sale of Common Stock	—	2,877
Purchases of Treasury Stock	(56)	(8)
Proceeds from the Exercise of Stock Options	—	73
Principal from Long-Term Debt	10,000	—
Principal Payments on Long-Term Debt	(5,254)	(199)

Net Cash Provided by Financing Activities	3,686	7,149

Net Decrease in Cash	(652)	(213)

Cash
Beginning of Period	750	963

End of Period	$98	$750

Reconciliation of Net Cash Provided by Operating Activites to Free Cash Flow
(In Thousands — Except per Share Data)

	12 Months	12 Months
	Ended	Ended
	5/31/2007	5/31/2006
Net Cash Provided by Operating Activities	$2,409	$4,151
Cash Expenditures for Fixed Assets and Intangibles	(218)	(261)
Cash Expenditures for Prepublication Costs	(6,529)	(11,253)

Free Cash Flow	$(4,338)	$(7,363)

Reconciliation of Net Loss to non-GAAP Adjusted Net Loss
(In Thousands — Except per Share Data)

	12 Months	12 Months
	Ended	Ended
	5/31/2007	5/31/2006
Net Loss	$(276)	$(3,046)
Amortization of Prepublications Costs	5,955	5,690
Cash Expenditures for Prepublication Costs	(6,529)	(11,253)
Product Line Restructuring	—	3,931
Adjusted Benefit for Income Taxes	230	653

Non-GAAP Net Loss	$(620)	$(4,025)

Basic Weighted Shares Outstanding	4,429	4,395

Non-GAAP Earnings Per Share	$(0.14)	$(0.92)